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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES


Deltak, L.L.C. (Delaware)

Braden Manufacturing, L.L.C. (Delaware)

CFI Holding, Inc. (Connecticut)

Consolidated Fabricators, Inc. (Delaware)

Deltak Construction Services, Inc. (Wisconsin)

Braden Construction Services, Inc. (Delaware)

Global Power Equipment Group International (Delaware)

Deltak B.V. (Netherlands)

Braden-Europe B.V. (Netherlands)

Braden Manufacturing, S.A. de C.V. (Mexico)

CFI Mexicana, S.A. de C.V. (Mexico)

Global Power Equipment Group Brazil (Brazil)

Deltak Israel Ltd. (Israel)

Shenzhen Deltak Energy Systems Co. Ltd. (People's Republic of China) (60%)